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                                                                    EXHIBIT 99.1

                                                          [LOGO] ECHELON(R)
                                                          550 Meridian Avenue
                                                          San Jose, CA 95126
                                                          Phone: 408-938-5200
                                                          Fax: 408-790-3800
                                                          lonworks@echelon.com
                                                          www.echelon.com

News Information                                           For Immediate Release

Press Contact                                        Investor Relations Contact

Steve Nguyen                                         Chris Stanfield
Echelon Corporation                                  Echelon Corporation
408-938-5272                                         408-938-5243
qnguyen@echelon.com                                  cstanfield@echelon.com

                     Echelon Corporation to Acquire BeAtHome

San Jose, CA - January 8, 2002 -- Echelon Corporation (NASDAQ: ELON) today announced that it has signed a definitive agreement, subject to certain closing conditions, to acquire privately held BeAtHome.com, Inc. of Fargo, North Dakota.

      BeAtHome offers an award-winning, innovative, and intuitive software solution and value-added services platform for web-based monitoring and control applications to the home, commercial and utility markets. In addition to winning an Innovations award at the Consumer Electronics Show and a Product of the Year Award from Electronic House Magazine in 2001, BeAtHome's Energy Management System application was recently named 2002 Best of Innovations by the Consumer Electronics Association.

      "BeAtHome provides service operators, such as utilities, energy services companies, and manufacturers, a flexible, scalable infrastructure to manage, control, and gather information from devices in homes, buildings, and remote sites," said Ken Oshman, Echelon's chairman and

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Echelon Corporation to Acquire BeAtHome                                   2 of 3


chief executive officer. "And, as has been recognized by many industry leaders, they do this while providing the end-user, who may be a home owner, building manager, or maintenance technician, with an extremely easy-to-use and intuitive interface. Combined with Echelon's industry-leading networking products, we believe that the BeAtHome platform could, in time, speed the adoption and deployment of LONWORKS(R) based monitoring and control solutions by utilities, businesses, and factories worldwide and, at the same time, create new on-going revenue opportunities for Echelon."

      According to Thor Iverson, BeAtHome's president and one of its founders, "Echelon is recognized as a world-leader in networking everyday devices -- not just in homes and not just in the United States, where we have primarily focused -- but in many industries and around the world. We look forward to becoming part of Echelon and to expanding the reach of our offerings. We believe the combination of Echelon's device network infrastructure and our services management platform could create an unmatched end-to-end offering. We expect the result to be that a wide range of applications -- from utility demand side management and energy optimization services, remote equipment maintenance and diagnostics services from device manufacturers, and remote facility or factory management -- would be easier to deploy and less costly to implement than previously possible."

      The acquisition is subject to customary conditions, including approval of the transaction by BeAtHome's shareholders. The acquisition is expected to be completed prior to the end of February 2002, if at all. Under the terms of the agreement, Echelon will purchase all the outstanding capital stock of BeAtHome, pay off certain of BeAtHome's debts, and assume certain other of BeAtHome's liabilities. This acquisition will be accounted for as a purchase. Taking into account the amortization of non-goodwill related intangibles as well as all other acquisition related costs required to be expensed under GAAP, the Company expects the acquisition to reduce Echelon's first quarter earnings by 2 to 3 cents per share and to reduce full year earnings by 8 to 10 cents per share.

About Echelon Corporation

      Echelon Corporation is the creator of the LONWORKS platform, the world's most widely used standard for connecting everyday devices such as appliances, thermostats, air conditioners,

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Echelon Corporation to Acquire BeAtHome                                   3 of 3


electric meters, and lighting systems to each other and to the Internet. Echelon's hardware and software products enable manufacturers and integrators to create smart devices and systems that lower cost, increase convenience, improve service, and enhance productivity, quality, and safety. Thousands of companies have developed and installed more than 16 million LONWORKS based devices into homes, buildings, factories, trains, and other systems worldwide.

      The protocol underlying LONWORKS networks and the signaling used by Echelon's power line and free topology transceivers have both been adopted as standards by the American National Standards Institute (ANSI). Echelon is also a founding member of the LONMARK(R) Interoperability Association, an open industry forum of hundreds of leading manufacturers, integrators, and users dedicated to promoting the use of interoperable LONWORKS devices. More information is available at http://www.lonmark.org. Further information regarding Echelon can be found at http://www.echelon.com.

                                       ###

      Echelon, LONWORKS, LONMARK, the LONMARK logo, and the Echelon logo are trademarks of Echelon Corporation registered in the United States and other countries. Bringing the Internet to Life is a trademark of Echelon Corporation. Other marks belong to their respective holders.

      This press release may contain statements relating to future plans, events or performance. Such statements may involve risks and uncertainties, including risks associated with uncertainties pertaining to obtaining approvals for and satisfying conditions to the consummation of the acquisition of BeAtHome, the successful integration of Echelon and BeAtHome's technology, products and services, the timing and level of customer orders, demand for products and services, development of markets for Echelon's products and services, and other risks identified in Echelon's SEC filings. Actual results, effect on earnings, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Echelon undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.